UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 1, 2013

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16244 (Commission File Number)	11-2989601 (IRS Employer Identification No.)

Terminal Drive, Plainview, New York  11803

(Address of principal executive offices)

(516) 677-0200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01   Regulation FD Disclosure

On March 1, 2013, Veeco Instruments Inc. (“Veeco” or the “Company”) filed a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission relating to the Company’s annual report on Form 10-K for the year ended December 31, 2012.

In the Form 12b-25 filing, Veeco noted that it is unable to file, without unreasonable effort or expense, its annual report on Form 10-K for the year ended December 31, 2012.  Additional time is needed because the Company is in the process of evaluating the timing of the recognition of revenue and related expenses on the sale of certain Metal Organic Chemical Vapor Deposition (MOCVD) systems and related upgrades to these systems.  This accounting review was announced on November 15, 2012 in conjunction with the Company’s delayed filing of its quarterly report on Form 10-Q for the quarter ended September 30, 2012.

The systems which are the subject of these transactions were delivered, accepted and paid for in full and revenue was recognized on these transactions in prior periods.  We are conducting further analysis to determine whether the revenue and related expenses were recognized in the appropriate accounting period.  The Company continues to work with its independent auditor, Ernst & Young LLP, to address these matters.  If the Company is required to change the timing of its recognition of any revenue, there could be a shift in revenue between accounting periods.  These shifts in revenue could constitute material changes to the Company’s results of operations and financial condition for various periods.

The primary focus of the Company’s accounting review to date concerns whether the Company correctly interpreted and applied generally accepted accounting principles relating to revenue recognition for multiple element arrangements as set forth in Securities and Exchange Commission Staff Accounting Bulletin No. 104: Revenue Recognition, and  ASC 605-25 - Revenue Recognition:  Multiple Element Arrangements (formerly known as EITF 00-21 and EITF 08-01), to certain sales of Veeco’s MOCVD products for arrangements originating during 2009 and 2010.

Veeco often enters into large orders with its customers consisting of several deliverables.  For accounting purposes, these are called multiple element arrangements, and can include systems, upgrades, spare parts, service, installation, as well as certain other items.  The accounting review is examining numerous sales transactions to determine whether the Company appropriately (1) identified all of the elements in its arrangements with customers, (2) determined the proper units of accounting as part of the arrangements, and (3) allocated the arrangement’s consideration to each of the units of accounting under the applicable accounting standards.  This accounting process requires interpretation of complex accounting rules as well as the application of significant judgment.  These interpretations and judgments affect the timing and/or amount of revenue recognized in a period.

In its historic financial statements, the Company generally recognized revenue on the sale of MOCVD products at the time of shipment and/or customer acceptance.  The Company is evaluating whether the applicable accounting standards require that the revenue for certain products be deferred until later dates.

The Company continues to conduct the review.  At this time, the Company has not yet determined whether a restatement will be required.  If a restatement is required, it is expected that it would result in a change in the timing of certain historically reported revenues and related expenses.  Any adjustments are not expected to impact the Company’s reported cash balance.

The Company intends to file the Company’s Forms 10-Q and 10-K as soon as reasonably practicable after these accounting matters have been addressed.

The information in this report, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall this information or these exhibits be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 1, 2013	VEECO INSTRUMENTS INC.

	By:	/s/ Gregory A. Robbins
Name: Gregory A. Robbins
Title: Senior Vice President and General Counsel